                                                                     EXHIBIT 4.3


     THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE "1933 ACT"), OR ANY STATE SECURITIES LAWS AND NEITHER SUCH SHARES NOR ANY INTEREST THEREIN MAY BE OFFERED, SOLD, PLEDGED, ASSIGNED OR OTHERWISE TRANSFERRED UNLESS
     (1) A REGISTRATION STATEMENT WITH RESPECT THERETO IS EFFECTIVE UNDER THE 1933 ACT AND ANY APPLICABLE STATE SECURITIES LAWS, OR (2) PURSUANT TO AN EXEMPTION FROM REGISTRATION UNDER THE 1933 ACT.

     IN ADDITION, A PREFERRED STOCK PURCHASE AGREEMENT DATED AS OF MAY 18TH, 2006 (THE "PURCHASE AGREEMENT"), A COPY OF WHICH MAY BE OBTAINED FROM THE COMPANY AT ITS PRINCIPAL EXECUTIVE OFFICE, CONTAINS CERTAIN ADDITIONAL AGREEMENTS BETWEEN THE PARTIES WITH RESPECT TO THIS WARRANT.

                     ---------------------------------------

                        FAMILY HOME HEALTH SERVICES INC.

                        COMMON STOCK PURCHASE WARRANT "B"

No. W-_______                               Holder: ____________________________

                                                    ____________________________

Number of Shares: ___________________               ____________________________

                                                    ____________________________

Original Issue Date:  May 24, 2006

Expiration Date: May 24, 2011

Exercise Price per Share: $ 0.75

Family Home Health Services Inc., a company organized and existing under the laws of the State of Nevada (the "COMPANY"), hereby certifies that, for value received, BARRON PARTNERS LP, or its registered assigns (the "WARRANT HOLDER"), is entitled, subject to the terms set forth below, to purchase from the Company up to _________________________ (________________) shares (as adjusted from time to time as provided in Section 7, the "WARRANT SHARES") of common stock, $.001 par value (the "COMMON STOCK"), of the Company at a price of Seventy-Five Cents ($0.75) per Warrant Share (as adjusted from time to time as provided in Section 7, the "EXERCISE PRICE"), at any time and from time to time from and after the date thereof and through and including 5:00 p.m. New York City time on May 24, 2011 (or eighteen months after effectiveness of a Registration Statement subsequent to the issuance hereof (such eighteen months to be extended by one month for each month or portion of a month during which a Registration Statement's effectiveness has lapsed or been suspended), whichever is longer) (the "EXPIRATION DATE"), and subject to the following terms and conditions:

        1. REGISTRATION OF WARRANT. The Company shall register this Warrant upon records to be maintained by the Company for that purpose (the "WARRANT REGISTER"), in the name of the record Warrant Holder hereof from time to time. The Company may deem and treat the registered Warrant Holder as the absolute owner hereof for the purpose of any exercise hereof or any distribution to the Warrant Holder, and for all other purposes, and the Company shall not be affected by notice to the contrary.

        2. INVESTMENT REPRESENTATION. The Warrant Holder by accepting this Warrant represents that the Warrant Holder is acquiring this Warrant for its own account or the account of an affiliate for investment purposes and not with the view to any offering or distribution and that the Warrant Holder will not sell or otherwise dispose of this Warrant or the underlying Warrant Shares in violation of applicable securities laws. The Warrant Holder acknowledges that the certificates representing any Warrant Shares will bear a legend indicating that they have not been registered under the United States Securities Act of 1933, as amended (the "1933 ACT") and may not be sold by the Warrant Holder except pursuant to an effective registration statement or pursuant to an exemption from registration requirements of the 1933 Act and in accordance with federal and state securities laws. If this Warrant was acquired by the Warrant Holder pursuant to the exemption from the registration requirements of the 1933 Act afforded by Regulation S thereunder, the Warrant Holder acknowledges and covenants that this Warrant may not be exercised by or on behalf of a Person during the one year distribution compliance period (as defined in Regulation S) following the date hereof. "PERSON" means an individual, partnership, firm, limited liability company, trust, joint venture, association, corporation, or any other legal entity.

        3. VALIDITY OF WARRANT AND ISSUE OF SHARES. The Company represents and warrants that this Warrant has been duly authorized and validly issued and warrants and agrees that all of the Common Stock that may be issued upon the exercise of the rights represented by this Warrant will, when issued upon such exercise, be duly authorized, validly issued, fully paid and nonassessable and free from all taxes, liens and charges with respect to the issue thereof. The Company further warrants and agrees that during the period within which the rights represented by this Warrant may be exercised, the Company will at all times have authorized and reserved a sufficient number of shares of Common Stock to provide for the exercise of the rights represented by this Warrant.

        4. REGISTRATION OF TRANSFERS AND EXCHANGE OF WARRANTS.

                a. Subject to compliance with the legend set forth on the face of this Warrant, the Company shall register the transfer of any portion of this Warrant in the Warrant Register, upon surrender of this Warrant with the Form of Assignment attached hereto duly completed and signed, to the Company at the office specified in or pursuant to Section 13. Upon any such registration or transfer, a new warrant to purchase

Common Stock, in substantially the form of this Warrant (any such new warrant, a "NEW WARRANT"), evidencing the portion of this Warrant so transferred shall be issued to the transferee and a New Warrant evidencing the remaining portion of this Warrant not so transferred, if any, shall be issued to the transferring Warrant Holder. The acceptance of the New Warrant by the transferee thereof shall be deemed the acceptance of such transferee of all of the rights and obligations of a Warrant Holder.

                b. This Warrant is exchangeable, upon the surrender hereof by the Warrant Holder to the office of the Company specified in or pursuant to
Section 13 for one or more New Warrants, evidencing in the aggregate the right to purchase the number of Warrant Shares which may then be purchased hereunder. Any such New Warrant will be dated the date of such exchange.

        5. EXERCISE OF WARRANTS.

                a. Upon surrender of this Warrant with the Form of Election to Purchase attached hereto duly completed and signed to the Company, at its address set forth in Section 13, and upon payment and delivery of the Exercise Price per Warrant Share multiplied by the number of Warrant Shares that the Warrant Holder intends to purchase hereunder, in lawful money of the United States of America, in cash or by certified or official bank check or checks, to the Company, all as specified by the Warrant Holder in the Form of Election to Purchase, the Company shall promptly (but in no event later than 7 business days after the Date of Exercise (as defined herein)) issue or cause to be issued and cause to be delivered to or upon the written order of the Warrant Holder and in such name or names as the Warrant Holder may designate (subject to the restrictions on transfer described in the legend set forth on the face of this Warrant), a certificate for the Warrant Shares issuable upon such exercise, with such restrictive legend as required by the 1933 Act. Any person so designated by the Warrant Holder to receive Warrant Shares shall be deemed to have become holder of record of such Warrant Shares as of the Date of Exercise of this Warrant.

                b. A "DATE OF EXERCISE" means the date on which the Company shall have received (i) this Warrant (or any New Warrant, as applicable), with the Form of Election to Purchase attached hereto (or attached to such New Warrant) appropriately completed and duly signed, and (ii) payment of the Exercise Price for the number of Warrant Shares so indicated by the Warrant Holder to be purchased.

                c. This Warrant shall be exercisable at any time and from time to time for such number of Warrant Shares as is indicated in the attached Form of Election to Purchase. If less than all of the Warrant Shares which may be purchased under this Warrant are exercised at any time, the Company shall issue or cause to be issued, at its expense, a New Warrant evidencing the right to purchase the remaining number of Warrant Shares for which no exercise has been evidenced by this Warrant.

                d. (i) Notwithstanding anything contained herein to the contrary but subject to Section 6, the holder of this Warrant may, at its election exercised in its sole discretion, exercise this Warrant in whole or in part by delivering to the Company a duly executed Form of Election to Purchase marked "Cashless Exercise" and designating the number of Warrant Shares desired by the Warrant Holder out of the total for which the Warrant is exercisable and, in lieu of making the cash payment otherwise contemplated to be made to the Company upon such exercise in payment of the Aggregate Exercise Price, elect instead to receive upon such exercise the "NET NUMBER" of shares of Common Stock determined according to the following formula (a "CASHLESS EXERCISE"):

                          Net Number = (A x (B - C))/B

                   (ii) For purposes of the foregoing formula:

                        A= the total number shares with respect to which this Warrant is then being exercised.

                        B= the last reported sale price (as reported by Bloomberg) of the Common Stock on the trading day immediately preceding the date of the Exercise Notice.

                        C= the Warrant Exercise Price then in effect at the time of such exercise.

                e. The Warrant Holder agrees not to elect a Cashless Exercise for a period of six (6) months from original issue date of this Warrant. The Warrant Holder also agrees not to elect a Cashless Exercise so long as there is an effective registration statement for the Warrant Shares.

        6. MAXIMUM EXERCISE. The Warrant Holder shall not be entitled to exercise this Warrant on a Date of Exercise in connection with that number of shares of Common Stock which would be in excess of the sum of (i) the number of shares of Common Stock beneficially owned by the Warrant Holder and its affiliates on an exercise date, and (ii) the number of shares of Common Stock issuable upon the exercise of this Warrant with respect to which the determination of this limitation is being made on an exercise date, which would result in beneficial ownership by the Warrant Holder and its affiliates of more than 4.9% of the outstanding shares of Common Stock on such date. This Section 6 may be waived or amended only with the consent of the Warrant Holder and the consent of holders of a majority of the shares of outstanding Common Stock of the Company who are not Affiliates. For the purposes of the immediately preceding sentence, the term "AFFILIATE" shall mean any person: (a) that directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, the Company; or (b) who beneficially owns (i) any shares of the Company's Series A Convertible Preferred Stock, (ii) the Company's Common Stock Purchase Warrant "A"or "C" dated May 24, 2006, or (iii) this Warrant. For the purposes of the immediately preceding sentence, beneficial ownership shall be determined in accordance with Section 13(d) of the Securities Exchange Act of 1934, as amended (the "1934 Act"), and Regulation 13d-3 thereunder.

        7. CALL BY THE COMPANY. This Warrant contains a callable feature requiring the automatic exercise at any time prior to the Expiration Date if the closing price of the

Company's common stock is equal to or in excess of the callable price of $ 1.30 for a period of at least seventeen (17) out of twenty (20) consecutive trading days and there is an effective Registration Statement covering the shares of Common Stock underlying this Warrant ("Automatic Exercise"). Upon occurrence of the Automatic Exercise, the Company shall provide the Holder with notice of such Automatic Conversion ("Automatic Exercise Notice"). Upon receipt of the Automatic Exercise Notice, the Holder must (i) exercise, in whole or in part, this Warrant within ten (10) days; or (ii) notify the Company of its intent to transfer this Warrant pursuant to Section 4 of this Warrant. In the event that the Holder elects to transfer this Warrant pursuant to Section 4 of this Warrant, then the subsequent holder of this Warrant must exercise this Warrant on or before the thirtieth (30) day after notification of intent to transfer this Warrant. In the event that this Warrant is exercised, the Holder must deliver to the Company at its office at the address set forth in Section 13, on or before 5:00 p.m., Eastern Time, on the required date, (i) Form of Election to Purchase properly executed and completed by Holder or an authorized officer thereof, (ii) a check or wire transfer payable to the order of the Company, in an amount equal to the product of the Exercise Price MULTIPLIED BY the number of Warrant Shares specified in the Exercise Notice, AND (iii) this Warrant. If the Holder does not exercise this Warrant within ten (10) days from receipt of the Automatic Exercise Notice or, in the event that this Warrant has been transferred pursuant to Section 4 of this Warrant, the subsequent holder of this Warrant does not exercise this Warrant within thirty (30) days after notification of intent to transfer this Warrant, then this Warrant will expire.

Notwithstanding anything to the contrary contained in this Section 7, the Warrant Holder shall not be required, compelled or otherwise forced to exercise any portion of this Warrant which would result in beneficial ownership by the Warrant Holder and its affiliates of more than 4.9% of the then outstanding number of shares of Common Stock on such date. For the purposes of the immediately preceding sentence, beneficial ownership shall be determined in accordance with Section 13(d) of the 1934 Act as amended, and Regulation 13d-3 thereunder.

        8. ADJUSTMENT OF EXERCISE PRICE AND NUMBER OF SHARES. The character of the shares of stock or other securities at the time issuable upon exercise of this Warrant and the Exercise Price therefore, are subject to adjustment upon the occurrence of the following events, and all such adjustments shall be cumulative:

                a. ADJUSTMENT FOR STOCK SPLITS, STOCK DIVIDENDS, RECAPITALIZATIONS, ETC. The Exercise Price of this Warrant and the number of shares of Common Stock or other securities at the time issuable upon exercise of this Warrant shall be appropriately adjusted to reflect any stock dividend, stock split, combination of shares, reclassification, recapitalization or other similar event affecting the number of outstanding shares of stock or securities.

                b. ADJUSTMENT FOR REORGANIZATION, CONSOLIDATION, MERGER, ETC. In case of any consolidation or merger of the Company with or into any other corporation, entity or person, or any other corporate reorganization, in which the Company shall not be the continuing or surviving entity of such consolidation, merger or reorganization (any such transaction being hereinafter referred to as a "REORGANIZATION"), then, in each case, the Warrant Holder, on exercise hereof at any time after the consummation or effective date of such Reorganization (the "EFFECTIVE DATE"), shall receive, in lieu of the shares of stock or other securities at any time issuable upon the exercise of the Warrant issuable on such exercise prior to the Effective Date, the stock and other securities and property (including cash) to which such holder would have been entitled upon the Effective Date if such holder had exercised this Warrant immediately prior thereto (all subject to further adjustment as provided in this Warrant).

                c. CERTIFICATE AS TO ADJUSTMENTS. In case of any adjustment or readjustment in the price or kind of securities issuable on the exercise of this Warrant, the Company will promptly give written notice thereof to the holder of this Warrant in the form of a certificate, certified and confirmed by the Board of Directors of the Company, setting forth such adjustment or readjustment and showing in reasonable detail the facts upon which such adjustment or readjustment is based.

                d. THE COMPANY FAILS TO MEET CERTAIN INCOME PER SHARE PROJECTIONS. In the event the Company has income of between $0.098 and $0.059 (40% Decline) (where such income in this paragraph shall always be defined as operating income on a fully diluted basis (fully-diluted includes all potentially dilutive securities and derivatives, such as warrants, options, convertible preferred, convertible debt, common shares, etc. outstanding (in or out of the money as of the date of the end of the reported period) as reported for the audited fiscal year ended December 31st, 2006 from continuing operations before any non-recurring items) then the then current Exercise Price to the Warrant Holder at the time the audited numbers are reported to the SEC shall be decreased proportionately by 0% if the income is $0.098 per share or greater and by a maximum of 40% if the income is $0.059 per share (40% decrease). For example if the income is $0.078 per share (20% Decline) then the then current Exercise Price shall be reduced by 20%. In the event the Company has income of any amount below $0.059 per share, then the then current Exercise Price shall be decreased by 40% and not more, and if the Company has no income or negative income, then the then current Exercise Price shall be decreased by 70% and not more. Any adjustment pursuant to this Section 7(d) shall be made within five business days of the audited numbers being reported to the SEC.

                e. THE COMPANY SELLS, GRANTS OR ISSUES ANY SHARES, OPTIONS, WARRANTS, OR ANY INSTRUMENT CONVERTIBLE INTO SHARES OR EQUITY IN ANY FORM BELOW THE EXERCISE PRICE PER SHARE OF THE WARRANT. Except for the issuance of (i) shares of Common Stock or options to employees, officers or directors of the Company pursuant to any stock or option plan duly adopted by a majority of the non-employee members of the Board of Directors of the Company or a majority of the members of a committee of non-employee directors established for such purpose, (ii) securities upon the exercise of or conversion of any securities issued hereunder, and of any convertible securities, options or warrants issued and outstanding on the date of this Warrant, provided that such securities have not been amended since the date of this Warrant to increase the number of such securities, (iii) securities issued pursuant to acquisitions or strategic transactions, provided any such issuance shall only be to a person which is, itself or through its subsidiaries, an operating company in a business synergistic with the business of the Company and in which the Company receives benefits in addition to the investment of funds, but shall not include a transaction in which the Company is issuing securities primarily for the purpose of raising capital or to an entity whose primary business is investing in securities, and (iv) shares issued in a firm commitment or best efforts underwritten public offering pursuant to a registration statement on Form S-1 or Form SB-2 under the Securities Act of 1933, as amended, the public offering price of which was not less than $2.50 per share (as adjusted for any stock splits, stock dividends, combinations, subdivisions, recapitalizations or the like) and $20.0 million in the aggregate, in the event the Company sells, grants or issues any shares, options, warrants, or any instrument convertible into shares or equity in any form below the current Exercise Price per share of the warrant, then the current exercise price per share for the warrant shall be reduced to such lower price.

The provisions of this Section 8(e) shall not apply to any issuance of warrants or shares for which an adjustment is provided under Sections 8(a), 8(b) or 8(d).

        9. FRACTIONAL SHARES. The Company shall not be required to issue or cause to be issued fractional Warrant Shares on the exercise of this Warrant. The number of full Warrant Shares that shall be issuable upon the exercise of this Warrant shall be computed on the basis of the aggregate number of Warrants Shares purchasable on exercise of this Warrant so presented. If any fraction of a Warrant Share would, except for the provisions of this Section 9, be issuable on the exercise of this Warrant, the Company shall, at its option, (i) pay an amount in cash equal to the Exercise Price multiplied by such fraction or (ii) round the number of Warrant Shares issuable, up to the next whole number.

       10. SALE OR MERGER OF THE COMPANY. Upon a Change in Control, the restriction contained in Section 6 shall immediately be released and the Warrant Holder will have the right to exercise this Warrant concurrently with such Change in Control event. For purposes of this Warrant, the term "Change in Control" shall mean:

                (i) the sale of all then outstanding shares of Common Stock of the Company or the combined voting power of the then outstanding voting securities of the Company entitled to vote generally in the election of the directors, in an amount sufficient to elect a majority of the Company Board of Directors; (ii) the sale or transfer of stock sufficient to create a new controlling interest in the Company; or (iii) the consummation of the sale or other disposition of all or substantially all of the assets or operations of the Company other than: (A) a sale of assets in a bankruptcy or insolvency proceeding or (B) the commencement of a bankruptcy case by the Company (or by another entity in the event of an involuntary filing) under 11 U.S.C. sections 301, 302, 303 and 304, or the emergence of the Company from bankruptcy.

       11. NOTICE OF INTENT TO SELL OR MERGE THE COMPANY. The Company will give Warrant Holder ten (10) business days notice before the event of a sale of all or substantially all of the assets of the Company or the merger or consolidation of the Company in a transaction in which the Company is not the surviving entity.

       12. ISSUANCE OF SUBSTITUTE WARRANT. In the event of a merger, consolidation, recapitalization or reorganization of the Company or a reclassification of Company shares of stock, which results in an adjustment to the number of shares subject to this Warrant and/or the Exercise Price hereunder, the Company agrees to issue to the Warrant Holder a substitute Warrant reflecting the adjusted number of shares and/or Exercise Price upon the surrender of this Warrant to the Company.

       13. NOTICE. All notices and other communications hereunder shall be in writing and shall be deemed to have been given (i) on the date they are delivered if delivered in person; (ii) on the date initially received if delivered by facsimile transmission followed by registered or certified mail confirmation; (iii) on the date delivered by an overnight courier service; or
(iv) on the third business day after it is mailed by registered or certified mail, return receipt requested with postage and other fees prepaid as follows:

                           If to the Company:
                           -----------------

                           Family Home Health Services Inc.
                           801 West Ann Arbor Trail
                           Suite 200
                           Plymouth, MI 48170
                           Attention: President and Chief Executive Officer


                           With a copy to:
                           --------------

                           Butzel Long
                           150 W. Jefferson Ave., Suite 100
                           Detroit, MI 48226-4050
                           Facsimile No.: (313) 225-7080
                           Attn:  Robert A. Hudson, Esq.


                           If to the Warrant Holder:
                           ------------------------

                           Barron Partners LP
                           Barron Capital Advisors LLC,
                           Managing Partner
                           Attn: Andrew Barron Worden
                           730 Fifth Avenue, 9th Floor
                           New York NY 10019
                           tel 212-659-7790

       14. MISCELLANEOUS.

                a. This Warrant shall be binding on and inure to the benefit of the parties hereto and their respective successors and permitted assigns. This Warrant may be amended only by a writing signed by the Company and the Warrant Holder.

                b. Nothing in this Warrant shall be construed to give to any person or corporation other than the Company and the Warrant Holder any legal or equitable right, remedy or cause of action under this Warrant; this Warrant shall be for the sole and exclusive benefit of the Company and the Warrant Holder.

                c. This Warrant shall be governed by, construed and enforced in accordance with the internal laws of the State of New York without regard to the principles of conflicts of law thereof.

                d. The headings herein are for convenience only, do not constitute a part of this Warrant and shall not be deemed to limit or affect any of the provisions hereof.

                e. In case any one or more of the provisions of this Warrant shall be invalid or unenforceable in any respect, the validity and enforceability of the remaining terms and provisions of this Warrant shall not in any way be affected or impaired thereby and the parties will attempt in good faith to agree upon a valid and enforceable provision which shall be a commercially reasonably substitute therefore, and upon so agreeing, shall incorporate such substitute provision in this Warrant.

                f. The Warrant Holder shall not, by virtue hereof, be entitled to any voting or other rights of a shareholder of the Company, either at law or equity, and the rights of the Warrant Holder are limited to those expressed in this Warrant.



                         [SIGNATURES ON FOLLOWING PAGE]

         IN WITNESS WHEREOF, the Company has caused this Warrant to be duly executed by the authorized officer as of the date first above stated.


FAMILY HOME HEALTH SERVICES INC., a Nevada corporation



By: _________________________________________________

Name: _______________________________________________
Its: President and Chief Executive Officer

                          FORM OF ELECTION TO PURCHASE

                  (To be executed by the Warrant Holder to exercise the right to purchase shares of Common Stock under the foregoing Warrant)

To:  FAMILY HOME HEALTH SERVICES, INC.:

                  In accordance with the Warrant enclosed with this Form of Election to Purchase, the undersigned hereby irrevocably elects to purchase ______________ shares of Common Stock ("Common Stock"), $.001 par value, of FAMILY HOME HEALTH SERVICES INC and encloses the warrant and $______ for each Warrant Share being purchased or an aggregate of $________________ in cash or certified or official bank check or checks, which sum represents the aggregate Exercise Price (as defined in the Warrant) together with any applicable taxes payable by the undersigned pursuant to the Warrant.

The undersigned requests that certificates for the shares of Common Stock issuable upon this exercise be issued in the name of:


____________________________________________________________

____________________________________________________________

____________________________________________________________

____________________________________________________________
           (Please print name and address)

____________________________________________________________
(Please insert Social Security or Tax Identification Number)

If the number of shares of Common Stock issuable upon this exercise shall not be all of the shares of Common Stock which the undersigned is entitled to purchase in accordance with the enclosed Warrant, the undersigned requests that a New Warrant (as defined in the Warrant) evidencing the right to purchase the shares of Common Stock not issuable pursuant to the exercise evidenced hereby be issued in the name of and delivered to:



____________________________________________________________

____________________________________________________________

____________________________________________________________
(Please print name and address)

Dated: _________________              Name of Warrant Holder:


                                          (Print) _____________________________

                                          (By:) _______________________________

                                          (Name:) _____________________________

                                          (Title:) ____________________________


                                          Signature must conform in all respects
                                          to name of Warrant Holder as specified
                                          on the face of the Warrant